                                                                   EXHIBIT 10.55

                              IDENTIX INCORPORATED
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into as of the 22nd day of August 2003, between Identix Incorporated, a Delaware corporation ("Identix"), and Linda Howard ("Employee").

                                   BACKGROUND

         Identix and Employee are party to that certain Employment Agreement dated as of August 22, 2001 (the "2001 Employment Agreement").

         Identix and Employee desire to terminate the 2001 Employment Agreement and replace it with this Agreement as of the date hereof (the "Effective Date") for the term indicated on Schedule A (the "Term").

         Identix is willing to employ Employee, and Employee is willing to be employed by Identix, during the Term on the terms and subject to the conditions set forth in this Agreement.

         THE PARTIES AGREE AS FOLLOWS:

                  1. Termination of 2001 Agreement. The parties agree that the 2001 Agreement is hereby terminated and deemed null and void and has no further force or effect.

                  2. Duties. During the Term of this Agreement, Employee shall devote all of Employee's business time, energy, and skill to the affairs of Identix and Identix Public Sector, Inc. ("IPS"), a wholly owned subsidiary of Identix, as more fully identified on Schedule B; provided, however, that Employee may undertake such specific additional charitable and business activities, if any, as Identix may reasonably approve (including, without limitation, activities for affiliates of Identix). During the Term, Employee shall report directly to the person indicated on Schedule A.

                  3.       Term of Employment.

                           3.1      Definitions. For purposes of this Agreement
the following terms shall have the following meanings:

                                    (a)      "Change in Control" shall mean the
occurrence of any one of the following: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Identix, a subsidiary, an affiliate, or an Identix employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Identix representing fifty percent (50%) or more of the combined voting power of Identix's then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of Identix of candidates who were not proposed by a majority of the Board in office prior to the time of such election; or (iii) the dissolution or liquidation (partial or total) of Identix or a sale of assets involving fifty percent (50%) or more of the assets of Identix (other than the sale, merger or disposition of a subsidiary or the assets of a subsidiary) or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of Identix outstanding prior to the merger, reorganization or other transaction hold, as a group, less than fifty percent (50%) of the shares of Identix outstanding after the merger, reorganization or other transaction. The term "Change of Control" does not include the sale, merger, disposition or liquidation of IPS or any subsidiary of IPS, or the sale, disposition or liquidation of their respective assets.

                                    (b)      "Resignation for Good Reason" shall
mean a voluntary resignation of employment by Employee as a result of (i) a material diminution in responsibility from the duties identified per Section 2 above and Schedule B below, (ii) a decrease in base salary, (iii) an involuntary relocation, if there has been no Change in Control, or (iv) in the event of a Change in Control, an involuntary relocation required of the Employee due to a change by Identix in the location at which the Employee performs Employee's principal duties for Identix to a new location that is both (A) outside a radius of fifty (50) miles from the Employee's principal residence immediately prior to the date of the Change in Control (the "Measurement Date") and (B) more than thirty (30) miles from the location at which the Employee performed Employee's principal duties for Identix immediately prior to the Measurement Date, provided that Employee notifies Identix on or prior to any such resignation of the reason for such resignation and Identix fails to cure such event within thirty (30) days thereafter.

                                    (c)      "Termination For Cause" shall mean
termination by Identix of Employee's employment by Identix (i) by reason of Employee's commission of a felony or other conduct involving fraud or moral turpitude, (ii) by reason of Employee's fraud upon, or deliberate injury or attempted injury to Identix, (iii) by reason of Employee's failure to substantially perform for Identix the normal material duties related to Employee's job position (other than failure resulting from incapacity due to disability or death) which failure continues for sixty (60) days following the Employee's receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee's willfully engaging in gross misconduct which is materially and demonstrably injurious to Identix, or (v) by reason of Employee's willful breach of this Agreement in any material respect.

                                    (d)      "Termination Other Than For Cause"
shall mean termination by Identix of Employee's employment by Identix (other than in a Termination For Cause). Included within the definition of "Termination Other Than For Cause" shall be (i) Employee's death during the Term, (ii) termination of Employee's employment by Identix based on Employee's failure to perform Employee's duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or
(iii) any other involuntary termination that does not constitute a Termination For Cause.

                                    (e)      "Voluntary Termination" shall mean
termination by Employee of Employee's employment with Identix, excluding termination by reason of

Resignation for Good Reason as described in Section 3.1(b) and termination by reason of Employee's death or disability as described in Section 3.1(d).

                           3.2      Basic Term. The term of employment of
Employee by Identix shall commence on the Effective Date and shall continue for the Term unless extended by mutual written agreement of Employee and Identix or earlier terminated as provided in this Agreement.

                           3.3      Termination For Cause. Termination For Cause
may be effected by Identix at any time during the Term and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

                           3.4      Termination Other Than For Cause or
Resignation for Good Reason. Notwithstanding anything else in this Agreement, Identix may effect a Termination Other Than For Cause at any time upon 10 days prior notice to Employee of such termination. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall be paid (i) within 10 business days following the effective date of any Termination Other Than For Cause or Resignation for Good Reason, the gross sum of [redacted], in a lump sum, less all appropriate taxes, withholdings and deductions, and (ii) within 10 business days after the one year anniversary of the effective date of any Termination Other Than For Cause or Resignation for Good Reason, the gross sum of [redacted], in a lump sum, less all appropriate taxes, withholdings and deductions, (c) Employee shall immediately be paid all bonuses "earned" through the date of termination, as defined on Schedule A, (d) for a period of 12 months following termination, Identix shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination), and (e) all options to purchase Common Stock granted to Employee by Identix, whether prior to or after the Effective Date, shall fully vest immediately, and notwithstanding any provision of any relevant stock option agreement or stock option plan to the contrary, Employee shall have 12 months from the effective date of termination to exercise such options, but Employee shall not be paid any other compensation or reimbursement of any kind. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this Section 3.4 shall be paid to Employee's heirs or legal representative.

                           3.5      Voluntary Termination. In the event of a
Voluntary Termination, Identix shall immediately pay to Employee all accrued salary, and all accrued vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

                           3.6      Change in Control. If a Change in Control
shall have occurred during the Term, in addition to any rights Employee may have under applicable stock option plans and/or stock option agreements with the Company, the following shall apply:

                                    (a)      If the Change in Control occurs
during the Term, then the Term, as indicated on Schedule A, shall not be changed.

                                    (b)      (i)      If there is a Termination
Other Than For Cause or Resignation for Good Reason within one year after a Change in Control, and if any of the payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Identix,) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Identix shall pay, at the time specified in Section 3.6(b)(iv), to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                                             (ii)     For purposes of
determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change in Control, Identix's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of
Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and
(C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by Identix.

                                             (iii)    For purposes of
determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

                                             (iv)     The Gross-Up Payment shall
be made upon the payment to the Employee of the Total Payments, unless it is initially determined by Identix or the Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings set forth in Section 3.6(b)(v) and
(vi) that the Total Payments are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Employee of the Excise Tax.

                                             (v)      The Employee shall notify
Identix in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Identix of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise Identix of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee gives such notice to Identix (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Identix notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           A)       give Identix any information reasonably
requested by Identix relating to such claim;

                           B)       take such action in connection with
contesting such claim as Identix shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Identix and reasonably satisfactory to the Employee;

                           C)       cooperate with Identix in good faith in
order to effectively contest such claim; and

                           D)       permit Identix to control any proceedings
relating to such claim as provided below;

provided, however, that Identix shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                                             (vi)     Identix shall control all
proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Identix shall determine; provided, however, that if Identix directs the Employee to pay such claim and sue for a refund, Identix shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable Identix to contest such claim, the Employee may limit this extension solely to such claim. Identix's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by Identix without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

                                             (vii)    In the event that the
Employee receives a refund of the Excise Tax previously paid, the Employee shall repay to Identix, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Employee from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Employee's Federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in Section 3.6(b)(iii). If, after the receipt by the Employee of an amount advanced by Identix in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Identix does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

         4.       Salary, Benefits, Potential Success Bonus, Legal Fees.

                  4.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 2 and subject to the terms and conditions of Section 3, Identix shall pay to Employee a "base salary" at the rate indicated on Schedule A, subject to deductions, payable bi-weekly in the same manner as other Identix employees receive their base compensation.

                  4.2 Bonus. Employee shall be eligible for a bonus as indicated on Schedule A.

                  4.3 Fringe Benefits. Employee shall be eligible to participate in such of Identix's benefit plans as are now generally available or later made generally available to employees of Identix and as are consistent with other executive officers of Identix. Such benefits shall at a minimum include medical, dental and term life insurance.

                  4.4      Potential Success Bonus. [redacted]

                  4.5 Legal Fees. Identix shall reimburse Employee for reasonable and actual attorney's fees incurred by Employee in the negotiation, preparation and execution of this Agreement; provided, however, that in no event shall Identix reimburse Employee for more than [redacted] under this Section 4.5.

         5.       Non Interference, Confidentiality, etc.

                  5.1 Non-Interference. Employee agrees that since the date of her initial employment with Identix, Employee has continually had access to extremely valuable confidential and proprietary information and trade secrets of Identix and IPS, and furthermore, Employee agrees that, during the Term, she will continue to have access to extremely valuable confidential and proprietary information and trade secrets of Identix and IPS. Employee further acknowledges that she is party to that certain Agreement Regarding Proprietary Information, Inventions and Conditions of Employment with IPS (formerly ANADAC, Inc) dated June 6, 2001, which such agreement is attached hereto as Schedule C, and which such agreement is hereby amended as set forth on Schedule C-1 hereto, and which such agreement remains in full force and effect as amended hereby (the "Proprietary Information and Inventions Agreement"). Employee agrees that the failure by Employee to adhere to her obligations under the Proprietary Information and Inventions Agreement would cause Identix significant loss, consequential damages and irreparable harm. To help forestall and minimize the risk of such improper use or disclosure, and related losses, damages and harm, Employee agrees that, in addition to adhering to Employee's continuing duties under the Proprietary Information and Inventions Agreement (and without limiting the terms of such agreement), during the term of this Agreement and for a period of 18 months following the effective date of any termination or separation of employment from Identix, Employee shall not directly or indirectly, work for, advise, consult for, or provide services for any of the following entities:
[redacted]. Additionally, Employee covenants not to make any disparaging statements regarding Identix or any of its subsidiaries or affiliates, or any of its or their respective directors, officers, employees, agents, consultants or advisors. Employee agrees that the obligations and restrictions set forth in this Section 5 constitute material provisions of the Agreement, and that payment by Identix of any amounts of money or other benefits under this Agreement are contingent upon Employees strict compliance with this Section 5 and also contingent upon Employee's strict compliance with Employees continuing obligations under the Proprietary Information and Inventions Agreement.

                  5.2 Confidentiality. Except to the extent otherwise required by law, Employee will not disclose, in whole or in part, any of the terms of this Agreement. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to your spouse or to your legal or financial advisers.

         6.       Release and Covenant Not to Sue.

                  6.1 Release and Covenant Not to Sue. In exchange for the payments and other benefits described in this Agreement, Employee hereby forever RELEASES and COVENANTS NOT TO SUE Identix, its parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, partners, insurers, agents, representatives, attorneys and employees (each, a "Releasee" and together, the "Releasees") from any and all claims, causes of action, demands, judgments, liabilities and damages which Employee, her heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term "Employee" for purposes of this Section 6), has, had or may have against the Releasees, or any of them, based on any events or circumstances arising or occurring prior to and including the date of Employee's execution of this Agreement, including but not limited to any claims relating to Employee's employment or termination of employment by Identix or IPS, the 2001 Agreement, any rights of continued employment, reinstatement or reemployment by Identix or IPS, and any costs or attorneys' fees incurred by Employee, PROVIDED, HOWEVER, Employee is not waiving, releasing or giving up any rights Employee may have to test the knowing and voluntary nature of the Agreement under The Older Workers Benefit Protection Act or to workers' compensation benefits, to earned, banked or accrued but unused vacation pay, to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or to unemployment insurance..

                  6.2 General Release. Employee agrees and acknowledges: that this Agreement is intended to be a general release that extinguishes all claims by Employee against the Releasees; that she is waiving any rights and claims arising under, among other things, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Executive Order No. 11246, 42 U.S.C. ss. 1981, and all other federal, state and local statutes, ordinances and common law to the fullest extent permitted by law; that she is waiving all rights and claims against the Releasees, known or unknown, arising or occurring prior to and including the date of Employee's execution of this Agreement; that the consideration that she will receive in exchange for his waiver of the rights and claims specified herein exceeds anything of value to which she is already entitled; that she was hereby informed by Identix to consult with an attorney; that she has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of his choosing; and that she has had a reasonable period of time of no less than twenty-one days within which to consider this Agreement. Employee represents that she has no pending claim against the Releasees, has not filed a complaint, charge or claim with any court or governmental agency against the Releasees and has not assigned any claim against the Releasees to any person or entity. Employee agrees that she will not knowingly apply or reapply for employment with Identix or any of its affiliates.

                  6.3 Non Waiver of Rights Under This Agreement. Notwithstanding Section 6.1 and 6.2 above, the parties agree that the releases and covenants of Employee set forth above shall not extend to breaches of this Agreement by Identix.

                  6.4 No Admission. This Agreement does not constitute and shall not be construed as an admission by any Releasee that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee, and each Releasee expressly denies that it has engaged in any such conduct.

                  6.5 No Effect on Rights of Indemnification. Nothing in this Agreement is intended to affect any rights Employee may have to indemnification under applicable contract or law.

         7.       Miscellaneous.

                  7.1 Waiver. The waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

                  7.2 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

                           If to Identix:

                           5600 Rowland Rd.
                           Minnetonka, MN 55343
                           Attn: President &Chief Executive Officer
                           Facsimile:

                           If to Employee:

                           To the address indicated on Schedule A, with a copy to:

                           Law Office of Douglas Herbert
                           1000 Connecticut Avenue, N.W.
                           Suite 301
                           Washington, D.C. 20036
                           Facsimile: 202-659-2435

Any party may change its address for notices by notice duly given pursuant to this Section 7.2.

                  7.3 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the parties.

                  7.4 Governing Law; Consent to Jurisdiction and Venue. The provisions of this Agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia, determined without regard to its choice of law rules. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 7.2.

                  7.5 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Identix (except in connection with the merger or consolidation of Identix with or into another entity or the sale by Identix of all or substantially all of its assets) or by Employee.

                  7.6 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

                  7.7 Withholdings. All sums payable to Employee hereunder shall be reduced by all Federal, state, local and other withholding and similar taxes and payments required by applicable law.

                  7.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

                  7.9 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement, together with the Proprietary Information and Inventions Agreement, represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement together with the Proprietary Information and Inventions Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against Identix unless signed by the Chief Executive Officer of Identix, or such other officer of the Company designated by the Board of Directors of Identix.

                  7.10 Review by Counsel to Employee. EMPLOYEE ACKNOWLEDGES THAT SHE WAS HEREBY INFORMED BY THE COMPANY TO CONSULT WITH AN ATTORNEY; THAT SHE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH FULL UNDERSTANDING OF ITS TERMS AND AFTER HAVING HAD THE OPPORTUNITY TO SEEK AND RECEIVE ADVICE FROM COUNSEL OF HER CHOOSING; AND THAT SHE HAS BEEN OFFERED A REASONABLE PERIOD OF TIME OF NO LESS THAN TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             IDENTIX INCORPORATED

                                             By_________________________________
                                               Name:
                                               Title:

                                             EMPLOYEE

                                             By_________________________________

                        ALL SCHEDULES HAVE BEEN REDACTED